EXHIBIT 10.31
UNIT REDEMPTION AGREEMENT
(John Lucks)
     This UNIT REDEMPTION AGREEMENT (“Agreement”), made this 1st day of March, 2000 (“Effective Date”), by and between John Lucks, 19N170 Hillcrest Drive, Hampshire, Illinois 60140 (“Member”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Company”);
WITNESSETH THAT:
     WHEREAS, Member owns Two Hundred Fifty (250) Common Units in the Company (“Employee Units”);
     WHEREAS, Member has entered into an Executive Employment Agreement with the Company dated the Effective Date (“Employment Agreement”); and
     WHEREAS, Member and the Company desire to enter into certain agreements relative to the repurchase of the Employee Units upon the termination of Member’s employment with the Company;
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:
SECTION 1
Redemption of Units
     1.1. Redemption; Redemption Price; and Closing. Upon the occurrence of a “Triggering Event” as defined in Section 1.2 below, Member agrees to sell, transfer and convey to the Company, and the Company agrees to purchase and redeem from Member at closing (“Closing”) as provided for in Section 3 below, the Employee Units for a purchase price (“Redemption Price”) equal to the product of (i) the Unit Price determined in the manner provided in Exhibit A attached as applicable to the first Triggering Event to occur times (ii) the number of Employee Units owned by Member.
     1.2 Triggering Events. The following occurrences are “Triggering Events” for purposes of this Agreement having differing consequences on the Redemption Price depending upon when occurring, all as provided in Exhibit A:
(a)	Death. The death of Executive;

(b)	Disability. The disability of the Executive as defined in Section 8 of the Employment Agreement;

(c)	Termination for Cause/Resignation for Without Cause. The termination of Executive’s employment with the Company for cause or the resignation of Executive from employment with the Company without cause, all as defined in Section 9(a) of the Employment Agreement; and

(d)	Termination Without Cause/Resignation for Good Reason. The termination of Executive’s employment with the Company without cause or the resignation of Executive from employment with the Company for good reason, all as defined in Section 9(b) of the Employment Agreement.
     1.3. Manner of Payment. The Redemption Price shall be payable at:
(a) Death. The Redemption Price payable following the Death of Member shall be payable in cash at the Closing.
(b) Other Triggering Events. The Redemption Price payable at Closing shall be paid by Company by delivery of a Single Payment Promissory Note in an amount equal to the Redemption Price in the form attached as Exhibit B (“Note”). The Note shall have a maturity date (“Maturity Date”) of the second anniversary of the Closing Date and shall bear interest from the Closing Date to the Maturity Date at a rate equal to one (1) percentage point less than the Prime Rate as published by The Wall Street Journal from time to time during that period and at a rate five percent (5%) more than the Prime Rate after the Maturity Date until paid in full.
SECTION 2
Representations and Warranties
     2.1 Member’s Representations and Warranties. As a material inducement to the Company to enter into this Agreement on the Effective Date, Member represents and warrants to the Company as follows:
     (a) Title to Employee Units. Except for restrictions in the Operating Agreement of the Company, Member has good and marketable title to the Employee Units, free and clear of any and all liens, security interests, restrictions, encumbrances, equities, options, claims, adverse claims, pledges and other limitations on the ownership or voting of, or ability to sell, transfer and convey, the Employee Units.
     (b) Member’s Authority and No Conflicts. Member has the capacity, right, power and authority to enter into, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with and fulfill the terms and conditions of this Agreement. This Agreement constitutes a valid and binding obligation of Member, enforceable against Member in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of any of the terms, conditions and provisions of, or constitute (with or without the giving of notice or lapse of time, or both) a default under any agreement, instrument, mortgage, judgment, order, decree or other restriction to which Member is a party or by which any of Member’s property is bound.
     (c) Advice and Counsel. Member acknowledges that he has obtained the advice of counsel, certified public accountants and/or other advisers in connection with this Agreement, and no representations or warranties, oral or otherwise, except as provided in this Agreement have been made to Member or to any such attorney, accountant or other adviser as to the financial condition or prospects of the Company or the value of the Employee Units on which Member has relied; rather, Member has relied entirely upon his own independent investigation.
     (d) Consents. To Member’s knowledge, no consent (not obtained), approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory agency or authority is required to be made or obtained by Member in order to execute this Agreement.
     2.2 Company’s Representations and Warranties. As a material inducement to Member to enter into this Agreement, the Company represents and warrants to Member as follows:
     (a) Organization and Power. The Company is a limited liability company duly organized and validly existing under the laws of the State of Indiana, with all requisite company power and authority to enter into and perform its obligations under this Agreement.
     (b) Company’s Authority and No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of any of the terms, conditions or provisions of or constitute with or without giving of notice or lapse of time, or both, a default under any agreement, instrument, mortgage, judgment, order, decree or other restriction to which the Company is a party or by which any of its property is bound.
     (c) Consents. No consent (not obtained), approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory agency or authority is required to be made or obtained by the Company in order to execute this Agreement or to consummate the transaction contemplated hereby.
SECTION 3
Closing
     3.1. Closing. The closing shall occur within thirty (30) days following the occurrence of a Triggering Event and the determination of the Redemption Price.
     3.2. Deliveries by Member. At the Closing, Member shall deliver to the Company an assignment of the Employee Units duly endorsed and other documents or instruments sufficient to transfer all rights of Member in the Employee Units to the Company.
     3.3. Deliveries by the Company. At the Closing, the Company shall deliver to Member the Redemption Price in cash or the Note representing the Redemption Price, as the case may be.
SECTION 4
Termination
     4.1. Termination by Consent. Member and Company may agree to terminate this Agreement by their mutual written consent.
     4.2. Public Offering. This Agreement shall automatically terminate on the date when any Registration Statement on Form S-1, S-2 or S-3 or successor forms (“Registration Statement”) covering Common Units of the Company (or the common equity interests in any business organization into which the Common Units are converted upon a transfer of the Company’s business assets or reorganization) is declared effective by the United State Securities and Exchange Commission (“SEC Effective Date”), it being the intent of the parties to eliminate any redemption requirements relative to the Employee Units if and when the Company completes an “initial public offering” of a common equity interest. Any redemption pending but not Closed on the SEC Effective Date may be canceled by the Company in the exercise of its own discretion.

SECTION 5
Provisions of General Application
     5.1. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given, or on the third (3rd) day after mailing to the party to whom notice is to be given by reputable courier service and properly addressed to the intended recipient at the address in the signature block at the conclusion of the body of this Agreement or to such other address(es) as any party shall have specified by notice in writing to the other party.
     5.2. Further Assurances. The parties agree that, following the Closing, they will from time to time, upon request of any other party hereto and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as such other party may reasonably require in order to effectively carry out the intents and purposes of this Agreement.
     5.4. Governing Law; Consent to Jurisdiction; Severability. This Agreement, and all transactions contemplated hereby, shall be governed, construed and enforced in all respects in accordance with the laws of the State of Indiana. The parties hereto agree that all disputes under or with respect to this Agreement or the transaction contemplated hereby shall be resolved by litigation in Marion County Circuit or Superior Court or the United States District Court for the Southern District of Indiana, and each of the parties irrevocably submits to the jurisdiction of such forums and irrevocably waives any objection the party may have based upon improper venue, forum non conveniens or similar doctrines or rules.
     5.5. Successors and Assignees. Whenever used, the words “Member” and “Company” shall be deemed to include the respective successors and assigns of such parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of each party and their respective heirs, personal representatives, successors and assigns; provided, however, that the benefits and obligations of any party may not be assigned without the other’s prior written consent.
     5.6. Expenses. Each of the parties shall pay its own expenses incurred in connection with the transactions provided for in this Agreement.
     5.7. Attorneys’ Fees. Should any action be brought to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover reasonable attorneys’ fees incurred in the action in addition to any remedies otherwise available.
     5.8. Modifications. This Agreement may not be changed, amended or modified orally. This Agreement may be changed, amended or modified only by a written instrument executed by the parties hereto.

     5.9. Non-Waiver. Neither the waiver of any breach nor the failure to enforce any term or condition of, this Agreement shall operate as a waiver or release of any such term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, or claims which any party may have against any other party for any matter arising out of, connected with or based upon this Agreement. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by such party.
     5.10. Captions. The captions of this Agreement are for convenience only and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.
     5.11. Entire Agreement. This Agreement, together with the Disclosure and Offering Statement, the Subscription Agreement, the Operating Agreement for the Company (as amended), the Executive Employment Agreement between Member and the Company, and the Non-Competition and Non-Disclosure Agreement between Member and the Company, all dated the Effective Date (collectively, the “Other Agreements”) contains the entire understanding as to the subject matter hereof. There are no representations, promises, warranties, covenants or undertakings relating hereto other than those expressly set forth or provided for in the Closing documents and the Other Agreements. Except for the Other Agreements, this Agreement supersedes all prior agreements and understandings of the parties hereto with respect to the transactions contemplated hereby.
     5.12. Survival. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

“MEMBER”

/s/ John Lucks

John Lucks 19N170 Hillcrest Drive Hampshire, Illinois 60140

“COMPANY”

HERITAGE-CRYSTAL CLEAN, LLC

By:	/s/ Joseph Chalhoub

Joseph Chalhoub, President

HERITAGE-CRYSTAL CLEAN, LLC
EXHIBIT A TO UNIT REDEMPTION AGREEMENT
Employee Unit Redemption Price Upon Certain Triggering Events

Triggering Event	Date of Occurrence	Redemption Price
Death	Before 5th Anniversary	3 times EBITDA Formula Per Unit

Death	From 5th Anniversary Through 10th Anniversary	4 times EBITDA Formula Per Unit

Death	From 10th Anniversary	5 times EBITDA Formula Per Unit

Disability or Resignation for Good Reason/Termination without Cause per Employment Agreement §9(b)	Before 5th Anniversary	Greater of 5 times EBITDA Formula Per Unit or Fixed Price (based upon time of occurrence) of: Years 1 and 2-$0 Year 3-$50,000 Year 4-$125,000 Year 5-$200,000

Disability or Resignation for Good Reason/Termination without Cause per Employment Agreement §9(b)	From 5th Anniversary	5 times EBITDA Formula Per Unit

Voluntary Resignation or Termination with Cause per Employment Agreement §9(a)	Before 5th Anniversary	Fixed Price Years 1 and 2-$0 Year 3-$50,000 Year 4-$125,000 Year 5-$200,000

Voluntary Resignation or Termination with Cause per Employment Agreement §9(a)	From 5th Anniversary Through 7th Anniversary	4 times EBITDA Formula Per Unit

Voluntary Resignation or Termination with Cause per Employment Agreement §9(a)	From 7th Anniversary	5 times EBITDA Formula Per Unit
“Fixed Price” is not on a Per Unit basis but is a gross price for all Employee Units held by Member
“EBITDA Formula” refers to the average earnings before interest, taxes, depreciation and amortization reflected on the income statement of the Company for the last 2 full fiscal year of the Company occurring before the Triggering Event multiplied by the indicated multiple minus (i) any debt on the Company’s balance sheet on the last day of the second year used to make the calculation, and (ii) any outstanding Cumulative Preferred Return and unrecovered Capital Contribution for Preferred Units on that same date.

HERITAGE-CRYSTAL CLEAN, LLC.
EXHIBIT B TO UNIT REDEMPTION AGREEMENT
PROMISSORY NOTE
Maturity Date: [2nd Anniversary of Closing]
Indianapolis, Indiana
$
     FOR VALUE RECEIVED, on or before the second (2nd) anniversary date of the Closing, as defined in a Unit Redemption Agreement between John Lucks and Heritage-Crystal Clean, LLC, dated March 1, 2000 (the “Maturity Date”), Heritage-Crystal Clean, LLC, an Indiana limited liability company having its principal place of business at 5400 West 86th Street, Indianapolis, Indiana 46268 (the “Maker”), hereby promises to pay to the order of John Lucks (“Holder”), or his assigns, at 19N170 Hillcrest Drive, Hampshire, Illinois 60140, or at such other place as the Holder hereof may designate in writing, in lawful money of the United States of America, the principal sum of                      Dollars ($                    ), together with (i) interest on the unpaid principal balance existing from time to time at a rate equal to one percent (1%) less than the prime rate as published daily by The Wall Street Journal (“Prime Rate”), beginning as of the Closing through the Maturity Date; and (ii) interest after the Maturity Date at a rate equal to five percent (5%) more than the Prime Rate until paid in full.
     Interest shall be paid on actual daily balances of outstanding principal for the exact number of days principal remains outstanding from and after the Closing, and shall be computed on the basis of a three hundred sixty five(365) day year.
     The entire unpaid principal balance of this Note shall be due and payable on the Maturity Date. The principal balance of this Note may be prepaid, in whole or in part, at any time without notice, premium or penalty.
     Upon the occurrence of any Default and at any time thereafter prior to the Default being cured, the entire balance of this Note, irrespective of the Maturity Date, together with attorneys’ fees and other costs and expenses incurred in collecting and enforcing payment or performance hereof, and with interest from the date of Default on the unpaid principal balance hereof at the rate specified above, shall, at the election of the Holder, and without relief from valuation and appraisement laws, become immediately due and payable.
     The occurrence of any of the following events shall be considered an event of “Default” under this Note:
     (a) Maker shall fail to pay any installment of principal and/or interest under this Note (or any extension, renewal, amendment, restatement or replacement of this Note) when due; or
     (b) Maker shall (i) institute or consent to any proceedings in insolvency, bankruptcy, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, or for the adjustment, liquidation, extension or composition or arrangement of debts or for any other relief under any bankruptcy or insolvency law or laws relating to the relief or reorganization of debtors, (ii) become the subject of an order for relief under the United States Bankruptcy Code or in any manner is adjudged insolvent, or (iii) make an assignment for the benefit of creditors or admit in writing an inability to pay debts as they become due.
     All notices and other communications in connection with this Note shall be sent in writing to Holder or to the Maker, as the case may be, at their respective addresses set forth in the Agreement to which this Note is attached as an Exhibit.
     Maker irrevocably waives diligence in collection and prosecution, demand, presentment for payment, notice of dishonor, protest, notice of protest, dishonor, and notice of nonpayment of this Note and expressly agrees that this Note and any payment coming due hereunder may be extended or otherwise modified from time to time without in any way affecting liability hereunder.
     If any provision of this Note is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of the prohibition or invalidity, without invalidating the rest of that provision or the remaining provisions of this Note. This Note shall bind the Maker and the Maker’s successors, legal representatives and assigns. No provision of this Note may be waived, amended, released or otherwise changed, except by a writing signed by the party against which enforcement is sought.
     The trustee executing this Note has full power and authority to enter into this Note and to assume and perform all of its obligations hereunder. The execution and delivery of this Note and the performance by Maker of its obligations hereunder have been duly authorized by Maker and no further action or approval is required in order to constitute this Note as a binding and enforceable obligation of Maker; and the execution and delivery of this Note and the consummation of the transaction contemplated hereunder on the part of Maker do not and will not violate any provisions of Maker’s partnership agreement or other agreement of Maker.
     This Note shall be construed according to and governed by the laws of the State of Indiana.
     IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first hereinabove written.

HERITAGE-CRYSTAL CLEAN, LLC

By
Fred M. Fehsenfeld, Jr., Chairman

FIRST AMENDMENT TO JOHN LUCKS UNIT REDEMPTION AGREEMENT
     This First amendment (“Amendment”) made this 26th day of October, 2004, to the Unit Redemption Agreement (“Agreement”) dated March 1, 2000, by and between John Lucks, 19 N
     170 Hillcrest Drive, Hampshire, Illinois 60140 (“Member”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Company”).
WITNESSETH:
     WHEREAS, Member has sold certain Common Units in the Company.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Amendment, the legal sufficiency of which are acknowledged and agreed to, Member and Company hereby agree as follows:
     1. The First “WHEREAS” of the Agreement is hereby amended in its entirety to read as follows:
     WHEREAS, Member owns one hundred fifty (150) Common Units in the Company (“Employee Units”);
     2. In all other respects not inconsistent herewith, the Agreement remains in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Unit Redemption Agreement the year and date first above written.

HERITAGE-CRYSTAL CLEAN, LLC
/s/ John Lucks
John Lucks
By:	/s/ Joseph Chalhoub
Joseph Chalhoub, President

SECOND AMENDMENT TO UNIT REDEMPTION AGREEMENT
JOHN LUCKS
     This Second Amendment (“Amendment”) made this 16th day of February, 2006, to the Unit Redemption Agreement dated March 1, 2000, as amended October 26, 2004 (collectively, “Agreement”), by and between John Lucks, 19N170 Hillcrest Drive, Hampshire, Illinois 60140 (“Member”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Company”).
WITNESSETH:
     WHEREAS, Pursuant to Section 5.8 of the Agreement, Member and Company have agreed that the Agreement should be amended.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Amendment, the legal sufficiency of which are acknowledged and agreed to, Member and Company hereby agree as follows:
     1. The title of Section 1 and Section 1.1 of the Agreement are hereby deleted in its entirety and replaced by the following:
     “SECTION 1 – Option to Sell or Redemption of Units
     1.1 Option to Sell or Redemption Price; Closing. Upon the occurrence of a “Triggering Event” as defined in Section 1.2 below, Member or its legal representative, as the case may be, shall have the option of selling all but not a portion of the Units to one or more of the Members of the Company at such price and upon such terms as agreed upon by the Member and such other Member(s). This option shall extend for a period of one hundred eighty (180) days from the date of such Triggering Event. The Member shall notify the Company of the exercise of said option, and the parties to such transaction shall execute such additional documentation as reasonably required by the Company, including without limitation, an amendment to any applicable existing Unit Redemption Agreement or adoption of a new Unit Redemption Agreement. Failure of the Member or its legal representative, as the case may be, to timely exercise said option shall be deemed a forfeiture of said option. In the event said option is not so timely exercised, Member shall sell, transfer and convey the Units to the Company at closing as provided for in Section 3 below (“Closing”), for a purchase price (“Redemption Price”) equal to the product of (i) the Unit Price determined in the manner provided in Exhibit A-1 attached hereto and made a part hereof as applicable to the first Triggering Event to occur, times (ii) the number of Units owned by Member. From the occurrence of said Triggering Event, the Interest Holder, as defined in the Restated Operating Agreement dated October 26, 2004, for the Company, as amended (“Operating Agreement”) of the Units, shall be deemed an Assignee, as defined in and governed by the Operating Agreement”

     2. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced by the following:
     3.1 Closing. In the event of a closing on the sale of the Units to another Member as provided hereinabove, the closing shall occur within thirty (30) days after the exercise of said option, and in the event of a redemption of the Units by the Company as provided hereinabove, the Closing shall occur within one hundred eighty (180) days following the occurrence of a Triggering Event and the determination of the Redemption Price.
     3. Section 3.2 of the Agreement is hereby deleted in its entirety and replaced by the following:
     3.2 Deliveries by Member for a Redemption. In the event of a redemption of the Units by the Company, at the Closing, Member shall deliver to the Company an assignment of the Units duly endorsed and other documents or instruments sufficient to transfer all rights of Member in the Units to the Company.
     4. Section 3.3 of the Agreement is hereby deleted in its entirety and replaced by the following:
     3.3 Deliveries by the Company for a Redemption. In the event of a redemption of the Units by the Company, at the Closing, the Company shall deliver to Member the Redemption Price in cash or the Note representing the Redemption Price, as the case may be.
     5. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A-1 attached hereto and made a part hereof.
     6. In all other respects not inconsistent herewith, the Agreement remains in full force and effect, including without limitation, Section 4.2 of the original Agreement, providing for termination of the Agreement and any redemption rights relative to Units if and when the Company completes an “initial public offering” of a common equity interest.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Unit Redemption Agreement the year and date first above written.

HERITAGE-CRYSTAL CLEAN, LLC

By:	/s/ Joseph Chalhoub	/s/ John Lucks
	Joseph Chalhoub, President	John Lucks

HERITAGE-CRYSTAL CLEAN, LLC
EXHIBIT A-1 TO UNIT REDEMPTION AGREEMENT
Unit Redemption Price Upon Certain Triggering Events

Triggering Event	Date of Occurrence	Redemption Price
Death	Until February 28, 2010	4 times EBITDA Formula Per Unit

Death	On or after February 28, 2010	5 times EBITDA Formula Per Unit

Disability or Resignation for Good Reason/Termination without Cause per Employment Agreement §9(b)	Until and through December 31, 2010	Greater of 5 times EBITDA Formula Per Unit or $200,000

Disability or Resignation for Good Reason/Termination without Cause per Employment Agreement §9(b)	After December 31, 2010	5 times EBITDA Formula Per Unit

Voluntary Resignation or Termination with Cause per Employment Agreement §9(a)	Until February 28, 2007	4 times EBITDA Formula Per Unit

Voluntary Resignation or Termination with Cause per Employment Agreement §9(a)	On or after March 1, 2007	5 times EBITDA Formula Per Unit
“Fixed Price” is not on a Per Unit basis but is a gross price for all Units held by Member.
“EBITDA Formula” refers to the average earnings before interest, taxes, depreciation and amortization reflected on the income statement of the Company for the last 2 full fiscal year of the Company occurring before the Triggering Event multiplied by the indicated multiple minus (i) any debt on the Company’s balance sheet on the last day of the second year used to make the calculation, and (ii) any outstanding Cumulative Preferred Return and unrecovered Capital Contribution for Preferred Units on that same date.